Exhibit 3.2

AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET

COLLECTIVE TRUST

NINTH AMENDED AND RESTATED FUND DECLARATION

INTERNATIONAL ALL CAP EQUITY FUND

(FORMERLY INTERNATIONAL EQUITY FUND)

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995, and as further amended as of July 15, 2002 and December 1, 2004, and as amended and restated effective May 1, 2009 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire, as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), to establish investment funds under the Collective Trust, effective as of January 19, 2010 State Street hereby amends and restates the Eighth Amended and Restated Fund Declaration dated June 29, 2009 of the International All Cap Equity Fund (formerly the International Equity Fund), an investment fund established under the Collective Trust (the “Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The Fund’s investment objective is to seek long-term capital appreciation through a diversified portfolio of primarily non-U.S. equity securities. Any income received is incidental to this objective. The Fund seeks to achieve, over an extended period of time, total returns comparable to or superior to broad measures of the international (non-U.S.) stock market.

2. Investment Guidelines and Restrictions. The assets of the Fund will be invested primarily in common stocks of non-U.S. domiciled companies and in a variety of other equity-related securities, such as convertible securities, preferred stock and warrants of such foreign companies and may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust. The Trustee may also invest in non-equity securities, including foreign corporate and governmental debt securities (when considered consistent with the investment objective of the Fund). Under exceptional economic or market conditions abroad, the Trustee may temporarily invest all or a major portion of the assets of the Fund in obligations issued or guaranteed by the United States government or debt obligations of U.S. companies. The Trustee shall not invest more than 20% of the assets of the Fund in non-equity securities, except under the circumstances enumerated in Section 3.03(c) of the Declaration of Trust. Within this limitation, the Fund may maintain a small cash reserve, which may be invested in Short-Term Investment Products (as defined in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued (the “Prospectus”)) or a collective investment fund maintained by State Street Bank and Trust Company (“State Street Bank”) which is designed to replicate the Morgan Stanley Capital International All-Country

World Ex-U.S. Free Index. The securities of non-U.S. companies may be held by the Fund directly or indirectly through American Depositary Receipts, Global Depository Receipts or European Depositary Receipts.

It is the intention of the Trustee not to cause the Fund to invest in derivative instruments, except to the extent set forth in the Prospectus. The Trustee, subject to consultation with ABA Retirement Funds, or an investment fiduciary designated by it, may in the future review such investment policy.

The Fund will not, except as otherwise permitted in the Prospectus:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices, and except as described in the Prospectus;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges and may buy shares of comparable real estate investment vehicles traded on established foreign exchanges if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g) invest in securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate the Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Initial Value of Units of the Fund. The initial value of Units of the Fund was $15.00 on September 5, 1995.

4. Restrictions on Withdrawals and Transfers. Participants may make not more than one transfer into the Fund within any 45 calendar day period. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there are no restrictions on a Participant’s ability to make transfers out of the Fund on any Business Day.

5. Trust, Management and Administration Fees. For services rendered to or on behalf of the Fund, State Street Bank will be entitled to receive compensation in the amount and at the times set forth in Schedule A and, for so long as the assets of the Fund are invested directly or indirectly in an index or other collective investment fund maintained by State Street Bank (other than STIF, as defined in the Prospectus), Schedule B attached hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule C attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisor will advise and make recommendations to the Trustee and the compensation to be paid such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Amended and Restated Fund Declaration for the International All Cap Equity Fund by its proper officer as of December 22, 2009.

ATTEST:		STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Lynda Hampton	By:	/s/ Monet Ewing
Name:	Lynda Hampton	Name:	Monet Ewing
Title:	Associate	Title:	Vice President

INTERNATIONAL ALL CAP EQUITY FUND

NINTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE A

Effective as of July 6, 2009, for services rendered to or on behalf of the International All Cap Equity Fund and the other Funds listed below* and the Balanced Fund, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the International All Cap Equity Fund, such other Funds and the Balanced Fund a Trust, Management and Administration fee, charged at the following annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the International All Cap Equity Fund, the other Funds and the Balanced Fund, provided that such fee shall be reduced for any Fund or the Balanced Fund by the amount of any fee1 received by State Street Bank (which for these purposes shall not exceed the amount set forth below), other than the fees expressly provided for in the Fund Declaration of such Fund or the Balanced Fund, as the case may be, on account of the investment of any assets of such Fund or the Balanced Fund in any other collective investment fund maintained by State Street Bank:

*Aggregate Value of Assets (excluding for this purpose assets of a Fund consisting of direct holdings of Units in another Fund) in the Stable Asset Return Fund, the Bond Core Plus Fund, the Balanced Fund, the Large Cap Equity
Fund, the Small-Mid Cap Equity Fund, the International All Cap Equity Fund, the Bond Index Fund, the Large Cap Index Equity Fund, All Cap
Index Equity Fund, Mid Cap Index Equity Fund, Small Cap Index Equity Fund, International Index Equity Fund, Real Asset Return Fund, the
Retirement Date Funds and the Target Risk Funds

Rate
First $1.0 billion	.202%
Next $1.8 billion	.067%
Over $2.8 billion	.029%

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For the avoidance of doubt, a fee for this purpose does not include any fee that is described in the Prospectus and that is received by State Street Bank from any underlying collective investment fund in which such Fund or Balanced Fund invests.

SCHEDULE B

INTERNATIONAL ALL CAP EQUITY FUND

NINTH AMENDED AND RESTATED FUND DECLARATION

For investment management services rendered with respect to the cash portion of the Fund invested in a collective investment fund of State Street Bank (other than STIF, as defined in the Prospectus), State Street Bank shall be entitled to receive an investment management fee at an annual rate of .12% of the cash portion of the Fund so invested.

SCHEDULE C

INTERNATIONAL ALL CAP EQUITY FUND

NINTH AMENDED AND RESTATED FUND DECLARATION

The Trustee has entered into an Investment Advisor Agreement for respective portions of the assets of the Fund with each of the Investment Advisors listed below, and these Investment Advisors will be entitled to payment of compensation as specified therein.

Investment Advisors:

•	Altrinsic Global Advisors, LLC

•	Eagle Global Advisors LLC

•	First State Investments International Limited

•	Martin Currie Inc.

•	LSV Asset Management

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